                                              Filed Pursuant to Rule 424(b)(3)
                                              Registration Statement 333-33042

PROSPECTUS


                               USA NETWORKS, INC.

                                ----------------

                                12,796,627 Shares

                                  Common Stock

                                -----------------

         The 12,796,627 shares of our common stock offered by this prospectus are issuable by us in connection with our acquisition of Precision Response Corporation, referred to in this prospectus as PRC. All the shares of our common stock offered by this prospectus may be sold from time to time by or on behalf of specified USA Networks stockholders. See "Selling Stockholders" on Page 6 and "Plan of Distribution" on Page 9. In connection with our acquisition of PRC, we agreed to register the shares of our common stock offered by this prospectus. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. USA Networks is referred to in this prospectus as USAi.

         The selling stockholders may sell the shares under this prospectus from time to time only in sales consisting of block trades executed at prevailing market prices obtainable at the time of the sales through brokers, acting as principal or agent, in transactions on the Nasdaq National Market or such other national securities exchange on which USAi shares are then listed or traded. See "Plan of Distribution" on Page 9.

         USAi's common stock is listed on the Nasdaq National Market under the trading symbol "USAI." On April 4, 2000, the closing price of the common stock was $20.69 per share.

                              ---------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                             ----------------------

               The date of this prospectus is April 5, 2000

                                TABLE OF CONTENTS

                                                                        PAGE

Where You Can Find More Information................................        3

Special Note Regarding Forward-Looking Information.................        5

The Company........................................................        5

Use of Proceeds....................................................        6

Selling Stockholders...............................................        6

Plan of Distribution...............................................        9

Legal Matters......................................................       10

Experts............................................................       11

                       WHERE YOU CAN FIND MORE INFORMATION

         USAi files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that USAi files with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference rooms at the following locations:

                              Public Reference Room
                             450 Fifth Street, N.W.
                                    Room 1024
                             Washington, D.C. 20549

                            New York Regional Office
                              7 World Trade Center
                                   Suite 1300
                            New York, New York 10048

                             Chicago Regional Office
                                 Citicorp Center
                             500 West Madison Street
                                   Suite 1400
                          Chicago, Illinois 60661-2511

         Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Securities and Exchange Commission at "http://www.sec.gov." Reports, proxy statements and other information pertaining to USAi are also available for inspection at the offices of The Nasdaq Stock Market, which is located at 1735 K Street, N.W., Washington, D.C. 20006.

         USAi filed a registration statement on Form S-3 to register with the Securities and Exchange Commission the USAi common stock to be sold by the selling stockholders. This prospectus is a part of that registration statement. As allowed by Securities and Exchange Commission rules, this prospectus does not contain all the information you can find in USAi's registration statement or the exhibits to the registration statement.

         The Securities and Exchange Commission allows USAi to "incorporate by reference" information into this prospectus, which means that USAi can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered part of this prospectus, except for any information superseded by information contained directly in this prospectus or in later filed documents incorporated by reference in this prospectus.

         This prospectus incorporates by reference the documents set forth below that USAi has previously filed with the Securities and Exchange Commission. These documents contain important business and financial information about USAi.

USAI SEC FILINGS (FILE NO. 0-20570)    PERIOD
-----------------------------------    ------

Annual Report on Form 10-K             Year ended December 31, 1999

Current Reports on Form 8-K or 8-K/A   Filed on January 13, 2000,
                                       January 20, 2000, January 26,
                                       2000, February 25, 2000,
                                       March 22, 2000 and March 23, 2000

The description of USAi common stock   Filed on February 14, 2000,
set forth in the Registration          as amended by Amendment
Statement on Form S-4                  No. 1 thereto filed on
(Registration No. 333-30404)           March 3, 2000

         USAi also incorporates by reference additional documents that may be filed with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and prior to the time all of the securities offered by this prospectus are sold. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

         If you are a USAi stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through USAi, the Securities and Exchange Commission or the Securities and Exchange Commission's Internet web site as described above. Documents incorporated by reference are available from USAi without charge, excluding all exhibits, except that if USAi has specifically incorporated by reference an exhibit in this prospectus, the exhibit will also be provided without charge. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from USAi at the following address:

                               USA Networks, Inc.
                             152 West 57(th) Street
                               New York, NY 10019
                          Attention: Investor Relations
                                 (212) 314-7400

         You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. This prospectus is dated April 5, 2000. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and the documents we incorporate by reference may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products, plans and objectives of management, markets for USAi stock and other matters. Statements in this prospectus and the other documents incorporated by reference that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. Such forward-looking statements, including those relating to USAi's future business prospects, revenues and income, wherever they occur in this prospectus and the other documents incorporated by reference, are necessarily estimates reflecting the best judgment of USAi's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Such forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this prospectus and the other documents incorporated by reference. Words such as "estimate," "project," "plan," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this prospectus and the other documents incorporated by reference, including USAi's Annual Report on Form 10-K for the year ended December 31, 1999, including any amendments. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. USAi does not undertake any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                   THE COMPANY

         USAi, through its subsidiaries, is a leading media and electronic commerce company. USAi's principal operating assets include USA Network, Sci-Fi Channel, Studios USA, Home Shopping Network, Ticketmaster, Ticketmaster Online-CitySearch, Hotel Reservations Network, Internet Shopping Network, USA Films and USA Broadcasting.

         USAi is organized along seven principal lines of business:

o Networks and television production, which includes Networks and Studios USA. Networks operates USA Network and Sci-Fi Channel cable networks and Studios USA produces and distributes television programming.

o Electronic retailing, which consists primarily of Home Shopping Network and America's Store, which are engaged in the electronic retailing business.

o Ticketing operations, which consist primarily of Ticketmaster, the leading provider of automated ticketing services in the United States, and Ticketmaster.com, Ticketmaster's exclusive agent for online ticket sales.

o Hotel reservations, which consists of Hotel Reservations Network, a leading consolidator of hotel rooms for resale in the consumer market in the United States.

o Internet services, which includes the Internet Shopping Network, USAi's online retailing networks business, and local city guide business.

o Filmed entertainment, which primarily represents USAi's domestic theatrical film distribution and production businesses.

o        Broadcasting, which owns and operates television stations.

         USAi's company headquarters are located at 152 West 57th Street, New York, New York 10019. USAi's telephone number is (212) 314-7300.

                                 USE OF PROCEEDS

         USAi will not receive any proceeds from the sale of the shares by the selling selling stockholders.

                              SELLING STOCKHOLDERS

         The following table sets forth (1) the number of shares of USAi common stock that will be beneficially owned by each of the selling stockholders immediately following USAi's acquisition of PRC; (2) the percentage of outstanding shares of USAi common stock represented by that number of shares; and (3) the number of shares of USAi common stock registered for sale hereby. No estimate can be given as to the number of shares that will be held by the selling stockholders after this offering is completed because the selling stockholders may sell all or only some of their shares pursuant to the offering under this prospectus. The shares offered by this prospectus may be offered from time to time by the selling stockholders named below.

                                                            Number of         Percentage of    Number of
                                                            Shares             Outstanding       Shares
                                                            Beneficially         Shares         Registered
Name Of Selling Stockholder                                 Owned               Owned(1)        Hereby(2)
---------------------------                                 -----               --------        ---------
MGLFP 1996-I Limited Partnership(3).....................    5,356,260             1.9%         5,356,260
MGLFP 1996-II Limited Partnership(4)....................      656,100              *             656,100
Gail and Mark Gordon Foundation(5)......................      108,032              *             108,032
SLGFLP 1996-I Limited Partnership(6)....................    1,474,200              *           1,474,200
SLGFLP 1996-II Limited Partnership(6)...................       75,600              *              75,600
JHGFLP 1996-I Limited Partnership(7)....................    1,474,200              *           1,474,200


                                      -6-

                                                            Number of         Percentage of    Number of
                                                            Shares             Outstanding       Shares
                                                            Beneficially         Shares         Registered
Name Of Selling Stockholder                                 Owned               Owned(1)        Hereby(2)
---------------------------                                 -----               --------        ---------
JHGFLP 1996-II Limited Partnership(7)...................       75,600              *              75,600
Mark J. Gordon..........................................       54,000              *              54,000
DEFLP 1996-I Limited Partnership(8).....................    1,275,390              *           1,275,390
DEFLP 1996-II Limited Partnership(9)....................      580,500              *             580,500
DEGTLP 1996-I Limited Partnership(10)...................      624,545              *             624,545
DEGTLP 1996-II Limited Partnership(10)..................       75,600              *              75,600
RDMFLP 1996-I Limited Partnership(11)...................      858,600              *             858,600
RDMFLP 1996-II Limited Partnership(11)..................       54,000              *              54,000
RMCFLP 1996-I Limited Partnership(12)...................       54,000              *              54,000
-------------------------

* Represents beneficial ownership of less than 1% of the outstanding shares of USAi.

(1) Based upon 275,097,650 shares of USAi common stock outstanding as of the close of business on February 28, 2000.

(2) The registration statement of which this prospectus forms a part will also cover any additional shares of USAi common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(3) Shares held by a Texas limited partnership in which a Texas corporation, which is wholly-owned by Mark J. Gordon (the Chairman of the Board of PRC), is a 1% general partner and Mr. Gordon, his spouse, two grantor retained annuity trusts and a trust for the benefit of Mr. Gordon's grandchildren are the limited partners. The grantor retained annuity trusts each provides an annuity to Mr. Gordon for five years, and thereafter Mr. Gordon's spouse and his lineal descendants have the principal and/or income interest in the remainder.

(4) Shares held by a Texas limited partnership in which a Texas corporation, which is wholly-owned by Mr. Gordon, is a 1% general partner and the limited partners are Mr. Gordon and his spouse.

(5) Shares held by an Internal Revenue Code Section 501(c)(3) exempt corporation as to which Mr. Gordon and his spouse are the sole directors.

(6) Shares held by two Texas limited partnerships in each of which a Texas limited liability company is the 1% general partner and the Stacey Lynn Gordon PRC Trust ("SLG Trust ") is a 98% limited partner and Stacey Lynn Gordon (the daughter of Mr. Gordon) is a 1% limited partner. The general partner is owned by the SLG Trust and a Texas corporation, which is wholly-owned by the SLG Trust and is the managing member. David L. Epstein (the Chief Executive Officer and a director of PRC) and Richard D. Mondre (Executive Vice President, General Counsel, Secretary and a director of PRC) share the voting and dispositive duties with respect to these shares as co-trustees under the SLG Trust (which was created by Mr. Gordon for the benefit of his daughter, Stacey Lynn Gordon) and as directors of the Texas corporation.

(7) Shares held by two Texas limited partnerships in each of which a Texas limited liability company is the 1% general partner and the Jason Howard Gordon PRC Trust ("JHG Trust") is a 98% limited partner and Jason Howard Gordon (the son of Mr. Gordon) is a 1% limited partner. The general partner is owned by the JHG Trust and a Texas corporation, which is wholly-owned by the JHG Trust and is the managing member. Messrs. Epstein and Mondre share the voting and dispositive duties with respect to these shares as co-trustees under the JHG Trust (which was created by Mr. Gordon for the benefit of his son, Jason Howard Gordon) and as directors of the Texas corporation.

(8) Shares held by a Texas limited partnership in which a Texas corporation, which is wholly-owned by Mr. Epstein, is the 1% general partner and Mr. Epstein, a grantor retained annuity trust, a trust for the benefit of Mr. Epstein's children and Mr. Epstein's spouse are limited partners. The grantor retained annuity trust provides an annuity for Mr. Epstein for five years, and thereafter his spouse, his parents and their lineal descendants and others have principal and/or income interests in the remainder.

(9) Shares held by a Texas limited partnership in which a Texas corporation, which is wholly-owned by Mr. Epstein, is the 1% general partner and Mr. Epstein and his spouse are the limited partners.

(10) Shares held by two Texas limited partnerships in each of which a Texas corporation (which is wholly-owned by the David Epstein 1995 Grantor Trust ("Epstein Grantor Trust"), which was created by Mr. Epstein for the benefit of his children) is the 1% general partner, the Epstein Grantor Trust is the 98% limited partner and Mr. Epstein's spouse is a 1% limited partner. Messrs. Gordon and Mondre share the voting and dispositive duties with respect to the shares as co-trustees under the Epstein Grantor Trust and as the directors of a Texas corporation which is the general partner of each Texas limited partnership.

(11) Shares held by two Texas limited partnerships in each of which a Texas corporation, which is wholly-owned by Mr. Mondre, is the 1% general partner and Mr. Mondre and his spouse are the limited partners.

(12) Shares held by a Texas limited partnership in which a Texas corporation, which is wholly-owned by Mr. Mondre, is the 1% general partner and Mr. Mondre's son is the 99% limited partner.

         Each of the selling stockholders was a stockholder of PRC prior to USAi's acquisition of PRC. Mr. Gordon was the Chairman of the Board of Directors of PRC, Mr. Epstein was the Chief Executive Officer and Mr. Mondre was the Executive Vice President, General Counsel and Secretary of PRC. After the acquisition of PRC, Mr. Epstein will report to the president of USAi's Electronic and Commerce Services division. Except as otherwise noted above, none of the selling stockholders has had a material relationship with USAi within the past three years, other than as a result of the ownership of the shares or other securities of USAi.

                              PLAN OF DISTRIBUTION

         We are registering this offering of shares on behalf of the selling stockholders, and we will pay all costs, expenses and fees related to such registration, including all registration and filing fees, printing expenses, fees and disbursements of our counsel and independent public accountants, blue sky fees and expenses, fees of the National Association of Securities Dealers, Inc., and fees of transfer agents and registrars. The selling stockholders will pay all underwriting discounts and selling commissions (if any) applicable to the sale of their shares.

         Although none of the selling stockholders has advised us of the manner in which it currently intends to sell its shares whether pursuant to this prospectus or otherwise, the selling stockholders may choose to sell all or a portion of such shares from time to time in the manner described herein. The selling stockholders will act independently of USAi in making decisions with respect to the timing and size of each sale pursuant to this prospectus.

         The sole method by which the shares may be sold by the selling stockholders under this prospectus is through block trades executed at prevailing market prices obtainable at the time of such transactions through brokers, acting as principal or agent, in transactions on the Nasdaq National Market or such other national securities on which the USAi common stock is then listed or traded. The selling stockholders may also sell all or a portion of the shares covered by this prospectus in accordance with Rule 144 and Rule 145 under the Securities Act rather than pursuant to this prospectus.

         The term "selling stockholders" includes permitted assignees of the selling stockholders under the registration rights agreement, dated as of January 10, 2000, by and among USAi and each of the selling stockholders. A permitted assignee is a person who

o has been transferred shares covered by this prospectus from a selling stockholder with the prior written consent of USAi,

o is a member of a selling stockholder's "holder group," as defined in the registration rights agreement, or

o is a "charity," as defined in the registration rights agreement, provided such person, member or charity has agreed in writing with the selling stockholders and USAi to be bound by the registration rights agreement, and provided further that USAi has received a written acknowledgement and agreement from such person, member or charity that is in form and substance reasonably satisfactory to USAi that such person, member or charity agrees to be bound with respect to all provisions of the registration rights agreement. Persons who are members of a selling stockholder's holder group include

o a selling stockholder's spouse, parents, siblings and lineal descendants,

o        a trust for the benefit of any of the foregoing,

o any corporation or partnership controlled by such selling stockholder, members of such selling stockholders immediate family and lineal descendants or trusts for the benefit of any of the foregoing, and

o upon the death of a selling shareholder, the selling shareholder's estate, executors, administrators and personal representatives, and heirs, legatees and distributees.

         Offers to purchase shares may also be solicited by agents designated by the selling stockholders from time to time. Underwriters or other agents participating in an offering made pursuant to this prospectus, as amended or supplemented from time to time, may receive underwriting discounts and commissions under the Securities Act, and discounts or concessions may be allowed or reallowed or paid to dealers. In addition, brokers or agents participating in such transactions may receive brokerage or agent's commissions or fees. The selling stockholders and any underwriters, brokers or dealers involved in the sale of the common stock hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any compensation received by them and any profit on any resale of the common stock as principals may be deemed to be underwriting discounts and commissions under the Securities Act.

         The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against specified liabilities, including liabilities arising under the Securities Act. USAi and the selling stockholders have agreed in the registration rights agreement to indemnify specified persons including "underwriters" against specified liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

         The legality of USAi common stock offered by this prospectus will be passed upon for USAi by its counsel, Covington & Burling, New York, New York.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited USAi's consolidated financial statements and financial statement schedule included in USAi's Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus. USAi's financial statements and financial statement schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

         The financial statements incorporated in this Prospectus by reference to the audited historical financial statements of Precision Response Corporation included in USAi's Current Report on Form 8-K dated March 22, 2000 and USAi's Current Report on Form 8-K/A dated March 23, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.